UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 18, 2011

FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue
Boston, MA 02199
(Address of principal executive offices, including zip code)

(617) 292-9600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2011, the board of directors (the Board) of the Federal Home Loan Bank of Boston (the Bank) declared certain individuals elected in the Bank's 2011 election of directors (the Annual Director Election) with each term to begin January 1, 2012, and end December 31, 2015. The Board is constituted of member and independent directors who are elected by the Bank's members, as discussed under Item 10-Directors, Executive Officers, and Corporate Governance of the Bank's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2011 (the 2010 Annual Report).

The Board declared the following individuals elected as member directors:

•
Steven A. Closson, chief executive officer and a director of Androscoggin Savings Bank (a Bank member), an incumbent director currently serving on the Board's Executive, Governance/Government Relations, and Personnel Committees, re-elected to fill a member directorship designated for the State of Maine; and

•
Stephen G. Crowe, president and chief executive officer of Mountain One Financial Partners, the holding company for Williamstown Savings Bank, Hoosac Bank, and South Coastal Bank (each of which is a Bank member), elected to fill a member directorship designated for the Commonwealth of Massachusetts. Mr. Crowe is a director of each of the foregoing banks, as well as a director of The Savings Bank Life Insurance Company of Massachusetts, which is also a Bank member.

Since Messrs. Closson and Crowe were the only nominees for their respective directorships, the Bank issued a Current Report on Form 8-K on September 13, 2011 (after the nomination period closed), announcing that they had been “deemed” elected, as provided in applicable regulations of the Federal Housing Finance Agency (the Finance Agency).

In addition, after reviewing the results of the independent director election, the Board declared the following individuals elected as independent directors:

•
John H. Goldsmith, director of each of Capitol Securities, Capitol Securities Management, Inc., Quodd Financial Information Services, and Gate Securities, an incumbent director currently serving on the Board's Executive, Finance, Risk, and Ad Hoc Remediation Committees, re-elected to fill an independent directorship; and

•
Emil J. Ragones, former audit partner at Ernst & Young and current executive in residence at Accounting Management Solutions, Inc., an incumbent director currently serving on the Board's Audit and Finance Committees, re-elected to fill an independent directorship.

The Board has not yet determined on which committees these directors will serve for 2012.

These elections took place in accordance with the rules governing the election of Federal Home Loan Bank directors specified in the Federal Home Loan Bank Act of 1932 (the Act) and the related regulations of the Finance Agency. For a description of the Bank's director election process, see Item 10-Directors, Executive Officers, and Corporate Governance of the 2010 Annual Report.

The Bank is a cooperative and conducts business primarily with its members, who are required to own capital stock in the Bank as a prerequisite to transacting certain business with the Bank. Subject to the Act and Finance Agency regulations, the Bank also issues consolidated obligations through the Office of Finance, maintains a portfolio of short- and long-term investments, enters into derivative transactions, and provides certain cash management and other services with members, housing associates, or other third parties of which directors may serve as officers or directors. All such transactions are made in the ordinary course of the Bank's business and are subject to the same Bank policies as transactions with the Bank's members, housing associates, and third parties generally. For further information, see Item 13-Certain Relationships and Related Transactions, and Director Independence of the 2010 Annual Report. Pursuant to Finance Agency regulation, the Bank's member directors, including the member directors elected in these elections, serve as officers or directors of a member of the Bank.

The Bank expects to compensate the elected directors in accordance with the 2012 Bank's Director Compensation Policy, a policy that has not yet been adopted. They also will be entitled to participate in the Bank's nonqualified, unfunded deferred compensation plan, under which each Bank director has the opportunity to defer all or a portion of the amount of compensation. They will also be entitled to be reimbursed for reasonable travel, subsistence, and other related expenses incurred in connection with their duties as Bank directors.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Director Election was conducted by mail. No in-person meeting of the members was held in connection with the Annual Director Election. On October 18, 2011, the day after the ballot receipt deadline, the Bank tallied the preliminary voting results for the Annual Director Election, which the Board declared final as described in Item 5.02 of this Current Report.

Member Director Election Tally

As discussed in Item 5.02 of this Current Report, since Messrs. Closson and Crowe were the only nominees for their respective directorships, there was no actual vote in those elections.

Independent Director Election Tally

Messrs. Goldsmith and Ragones were the only nominees for the two independent directorships up for election in the Annual Director Election. Under Finance Agency regulations, each candidate for an independent directorship must receive at least 20 percent of the number of votes eligible to be cast in the election to be elected when the number of nominees is equal to the number of independent directorships to be filled in an election. The results of the vote for the independent directors are as follows:

Number of Eligible Ballots Received	206
Total Number of Members Eligible to Vote	459
Number of Potential Votes per Position	7,787,177
Finance Agency 20% Threshold Requirement	1,557,435
Total Number of Votes Cast for the Two Positions	7,809,981

VOTES RECEIVED
John H. Goldsmith (elected)	3,876,203
Emil J. Ragones (elected)	3,933,778

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 21, 2011	Federal Home Loan Bank of Boston
By:/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer